STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The National Security Group, Inc.

a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.
DOES HEREBY CERTIFY:
FIRST: That at a meeting of the Board of Directors of The National Security Group, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Fourth” so that, as amended, said Article shall be and read as follows:
The total number shares of all classes of stock which the Corporation shall have authority to issue is 12 million five hundred thousand (12,500,000), of which five hundred thousand (500,000) shares are to be preferred stock (hereinfafter called the “Preferred Stock”), of the par value of $1.00 each, ten million (10,000,000) shares are to be common stock, of the par value of $1.00 (hereinafter called the “Corporation Common Stock” and two million (2,000,000) shares are to be Class A Common Stock (herinafter called the “Class A Common Stock”), of the par value of $1.00 each. (The Corporation Common Stock and Class A Common Stock are sometimes hereinafter collectively called “Common Stock”).
SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.
IN WITNESS WHEREOF, said Corporation . has caused this certificate to be signed by

William L. Brunson, Jr.                                    , an Authorized Officer,

this 26th            day of July           , 2004           .

BY: /S/ William L. Brunson, Jr. —————————————— Title: President and CEO —————————————— Name: William L. Brunson, Jr. —————————————— Print or Type